EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No.’s 333-116865 and 333-111052 on Forms S-8 of our report, dated March 2, 2010, relating to the financial statements of Global Axcess Corp appearing in this Annual Report on Form 10-k of Global Axcess Corp for the year ended December 31, 2009.

Date:  March 2, 2010

/s/ KIRKLAND, RUSS, MURPHY & TAPP, P.A.
Clearwater, Florida